SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2011

Commission File Number: 000-53750

PROTEONOMIX, INC.

(Name of Registrant in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	13-3842844 (I.R.S. Employer Identification No.)
187 Mill Lane Mountainside, New Jersey (Address of Principal Executive Offices)	07052 (Zip Code)
973-544-6116 (Issuer’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 - Other Events

Proteonomix, Inc. (the "Company") issued a press release, dated November 21, 2011, entitled- "Proteonomix, Inc. (PROT) Announces Material Agreement with the University of Miami to Conduct a Clinical Study of UMK 121 in Patients with End Stage Liver Disease" The press release is in its entirety below:

Proteonomix, Inc. (PROT) Announces Material Agreement with the University of Miami to Conduct a Clinical Study of UMK 121 in Patients with End Stage Liver Disease

MOUNTAINSIDE, NJ, November 21, 2011 -- PROTEONOMIX, INC. (OTCBB: PROT), a biotechnology company focused on developing therapeutics based upon the use of human cells and their derivatives, announced today that it has entered into an agreement with the University of Miami (“The University”) to conduct a Clinical Study entitled “UMK 121 in Patients with Liver Disease.”

Under the agreement The Company and The University have agreed to conduct a clinical study entitled “UMK 121 in Patients with Liver Disease.” The University will pay expenses associated with the clinical study and The Company shall contribute $105,000 to assist with the clinical study.

Michael Cohen, President of the Company, stated: “We would like to thank the University for their generous assistance and agreement to conduct a clinical trial of UMK-121.”  The Company has previously described, the terms of the agreement to license, develop and the patent application of the UMK 121 technology.   The Company will work together with the University and the principal investigators to initiate the clinical study.”

Mr. Cohen continued, “Our UMK-121 pharmaceutical therapy is advancing toward its first clinical trial in ESLD (“End Stage Liver Disease”) patients. The Company hopes to provide information about the clinical study in the upcoming weeks and months The Company is working diligently to advance this product line into a clinical trial”.

About Proteonomix, Inc.:

Proteonomix is a biotechnology company focused on developing therapeutics based upon the use of human cells and their derivatives. The Proteonomix Family of companies includes Proteoderm, StromaCel, National Stem Cell, PRTMI and THOR Biopharma. Proteoderm, Inc. is a wholly owned subsidiary that has developed an anti-aging line of skin care products. StromaCel, Inc. develops therapeutic modalities for the treatment of Cardiovascular Disease (CVD). National Stem Cell, Inc. is Proteonomix's operating subsidiary. Proteonomix Regenerative Translational Medicine Institute, Inc. ("PRTMI") intends to focus on the translation of promising research in stem cell biology and cellular therapy to clinical applications of regenerative medicine. Proteonomix intends to create and dedicate a subsidiary to each of its technologies. Please also visit http://www.proteonomix.com/, http://www.proteoderm.com/, http://www.otcqb.com/ and http://www.sec.gov/.

About the University of Miami:

A private research university with more than 15,000 students from around the world, the University of Miami is a vibrant and diverse academic community focused on teaching and   learning, the discovery of new knowledge, and service to the South Florida region and beyond. Led by President Donna E. Shalala, the University is comprised of 12 schools and colleges serving undergraduate and graduate students in more than 180 majors and programs. In 2011, U.S.News & World Report ranked UM No. 38 in its "Best Colleges" listings, and it continued to be ranked as the top school in Florida; it also cited several of its programs in “America’s Best Graduate Schools.” In the past 10 years, UM has moved up 29 spots in the "Best Colleges" rankings. Established in 1925 during the region’s famous real estate boom, UM is a major research university engaged in nearly $339 million in research and sponsored program expenditures a year. While the majority of this work is housed at the Miller School of Medicine, investigators conduct dozens of studies in other areas. For more information please visit www.miami.edu

Forward-looking statements:

Certain statements contained herein are "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995). Proteonomix, Inc. cautions that statements made in this press release constitute forward-looking statements and makes no guarantee of future performance. Actual results or developments may differ materially from projections. Forward-looking statements are based on estimates and opinions of management at the time statements are made.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTEONOMIX, INC.

Dated: November 22, 2011

By: /s/ Michael Cohen

Name:  Michael Cohen

Chief Executive Officer